SOLESÉNCE, INC. 8-K

Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT & RELEASE

This Confidential Settlement Agreement and Release (the “Settlement Agreement”) is entered into by and between: (1) Solésence, Inc., including its subsidiary, Solésence, LLC (collectively, “Solésence”), and (2) Solarium Brands, LLC and A-Frame Brands, LLC (collectively, “Solarium”). (Solésence and Solarium are each referenced hereinafter as a “Party” and are collectively referenced hereinafter as the “Parties.”) This Settlement Agreement becomes effective on the last date it is signed by a required signatory below (the “Effective Date”).

RECITALS

WHEREAS Solarium agreed to purchase, and Solésence agreed to manufacture and sell to Solarium, certain white-label skin care products under the […] brand name;

WHEREAS the skin care products developed and manufactured by Solésence for Solarium were: (1) a suite of face products consisting of […] (collectively, the “Face Products”); and (2) certain lip and eye products consisting of […] (collectively, the “Lip and Eye Products”).

WHEREAS on July 3, 2024, Solarium placed ten purchase orders for the Face Products and the Lip and Eye Products;

WHEREAS on July 23, 2024, Solésence issued to Solarium sales order acknowledgements for the Lip and Eye Product orders, and on August 19, 2024, Solésence issued to Solarium sales order acknowledgements for the Face Product orders, and each such sales order acknowledgement included Solésence’s standard terms and conditions;

WHEREAS on August 19, 2024, Solésence issued and Solarium accepted a price quote for the Face Products and the Lip and Eye Products;

WHEREAS on November 4, 2024, the Parties entered into a Quality Agreement governing their respective responsibilities with respect to the Face Products and the Lip and Eye Products;

WHEREAS in December 2024 and January 2025, Solésence shipped the finished Face Products and the finished Lip and Eye Products to Solarium’s customer […] (“[…]”);

WHEREAS, a dispute arose between the Parties with respect to the packaging of certain Face Products, Solarium’s refusal to pay Solésence for either the shipped Face Products or the shipped Lip and Eye Products, and Solésence’s refusal to pay Solarium for incremental damages based on Solarium’s allegation that such packaging issues caused […] to terminate its business relationship with Solarium (the “Dispute”);

WHEREAS, on September 30, 2025, the Parties participated in an in-person mediation in Denver, CO, with Federal Magistrate Judge Michael E. Hegarty (Ret.), and thereafter reached a mutually agreeable resolution in principle of the Dispute;

WHEREAS, each Party denies the respective allegations, claims, and liabilities alleged by the other; and

WHEREAS, the Parties desire to compromise and fully settle any disagreements, disputes, claims, causes of action, and/or controversies asserted by each other relating to the Dispute by entering into this Settlement Agreement.

NOW THEREFORE, in consideration of the above recitals (incorporated by reference into the Terms and Conditions below) and the mutual covenants and agreements stated below, the adequacy and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

TERMS AND CONDITIONS

1.	Settlement Payment

1.1       Payment amount and due date. In consideration for the promises and obligations set forth herein, Solarium agrees to pay Solésence a one-time settlement payment of $675,000.00 (the “Settlement Payment”) on or before January 15, 2026. Payment in full is required on or before January 15, 2026 with no setoff, reduction, or discount of any kind, including for any prepayment Solarium made to Solésence. Counsel for Solarium will advise counsel for Solésence when such payment has been sent, and counsel for Solésence shall, upon Solésence’s receipt of such funds, immediately confirm receipt to counsel for Solarium.

1.2       Payment method. Solarium’s Settlement Payment shall be made by ACH to Solésence, whose account information shall be provided to Solarium’s counsel under separate cover within five (5) business days of the Effective Date.

1.3       Default. Solésence not receiving the full Settlement Payment of $675,000.00 by January 15, 2026 shall constitute an event of default (“Default”) under the Settlement Agreement. Solarium agrees that such Default shall constitute a material breach of the Settlement Agreement.

2.	Confession of Judgment

In the event that Solésence has not received the full Settlement Payment of $675,000.00 by January 15, 2026, SOLARIUM HEREBY EXPRESSLY, KNOWINGLY, AND VOLUNTARILY AGREES AND ACKNOWLEDGES that Solésence shall be entitled to take judgment by confession pursuant to 735 ILCS 5/2-1301(c) for the full Settlement Payment, less any payments made pursuant to the Settlement Agreement, plus interest accrued at the statutory rate of 9% per annum from January 16, 2026 up to and including the date of the final payment.

3.	Mutual Release

3.1       Mutual release of all claims. In exchange for the Settlement Payment and other consideration, and subject to the conditions stated herein, the Parties (including their respective agents, affiliates, officers, directors, attorneys, employees, representatives, subsidiaries, heirs, beneficiaries, predecessors, successors, and assigns hereby fully RELEASE, ACQUIT, DISCHARGE, AND COVENANT TO FOREVER HOLD HARMLESS each other and their parent companies, subsidiaries, predecessors, successors, affiliates, officers, directors, attorneys, employees, agents, and representatives, past, present, and future, from and against all charges, complaints, liabilities, controversies, damages, actions, causes of action, suits, rights, demands, costs, lawsuits, debts and expenses of any nature whatsoever, known or unknown, for any acts or omissions related to or arising from the Dispute. This release includes all claims for attorneys’ fees, punitive damages, interest, and costs (past, present, or future) of any kind relating to the Dispute. However, this release does not include any claim for breach of this Settlement Agreement.

3.2       Waiver of limitations on general release. The Parties hereby waive and relinquish all rights and benefits that they each had or may have under any statutory or common law provision which limits the effect of a general release to claims known or suspected by them, including any claim that this Settlement Agreement or the release herein was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Settlement Agreement or the release contained herein based upon presently existing facts, known or unknown.

3.3       California Section 1542 waiver. While this Settlement Agreement is governed exclusively by Illinois law, the Parties nonetheless acknowledge that they have read and understand Section 1542 of the California Civil Code, which states as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Having expressly recognized the possibility of such claims in determining the consideration herein, the Parties expressly waive and relinquish all rights and benefits under Section 1542 with respect to the mutual release set forth above, including but not limited to any unknown or unsuspected claims against any of the Releasees.

3.4       Carve-out for certain Lip and Eye Products. The foregoing release does not include any claims […] with respect to any of the Lip and Eye Products. In the event that […] brings such a claim, the Parties will rely on the preexisting documentation to try to reach an agreement to resolve the claim in good faith. The preexisting documentation referenced in the preceding sentence consists of: (a) the Solésence sales order acknowledgements for the Lip and Eye Products and their standard terms and conditions dated July 23, 2024; (b) the Solésence price quote for the Lip and Eye Products accepted by Solarium on August 19, 2024; and (c) the Quality Agreement between Solésence and Solarium dated November 4, 2024. This carve-out applies only to the above specified claims […] arising after the Effective Date […].

4.	Governing Law

This Settlement Agreement shall be interpreted, construed, and enforced exclusively in accordance with the laws of the State of Illinois, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of Illinois. If a dispute arises with respect to the enforcement of the Settlement Agreement or if any legal proceeding shall be brought to enforce or interpret any provision in this Settlement Agreement, or to recover damages or seek indemnity for breach of this Settlement Agreement, such action shall be brought exclusively in the Illinois state court located in Will County, Illinois or in the United States District Court for the Northern District of Illinois, Eastern Division, located in Chicago, Illinois. The Parties further agree and consent to personal jurisdiction and venue in the preceding courts for any legal proceeding arising out of this Settlement Agreement.

5.	Warranties and Representations

The Parties warrant and represent that: (a) they have read and fully understand the terms, conditions, and effects of this Settlement Agreement; (b) this Settlement Agreement is executed without reliance on any statement or representation by any other Party or their employees, representatives, directors, officers, agents, affiliates, or attorneys; (c) they have not assigned, transferred, or granted to any person or entity, any of the causes of action, claims, or demands that are released in this Settlement Agreement; (d) they have executed this Settlement Agreement voluntarily; and (e) each Party represents that it has the authority to execute this document to be fully binding on behalf of the entity indicated.

6.	Confidentiality

6.1       Confidentiality. Subject to Subsection 6.2, below, the Parties shall keep the specific terms, conditions, covenants, and existence of this Settlement Agreement STRICTLY CONFIDENTIAL and shall not disclose to anyone other than their counsel of record for the Settlement Agreement. The Parties and their respective counsel also agree that their discussions and the information exchanged in the course of negotiating this Settlement Agreement are confidential. In the event of a breach of this Paragraph, the Parties retain the right to pursue all remedies at law or in equity.

6.2       Permissible disclosure. Regardless of the foregoing Section 6.1, disclosure of this Settlement Agreement is permissible: (i) where mutually agreed to in writing by the Parties; (ii) where necessary to share such information with the Parties’ accountants or attorneys; (iii) where disclosure to a governmental entity is required (including such disclosure concerning the Settlement Agreement as Solésence deems necessary or appropriate in its filings with the U.S. Securities and Exchange Commission, and Solésence shall provide written notification to Solarium of such disclosure to the S.E.C.); or (iv) where disclosure is ordered by a court of competent jurisdiction. Further, regardless of anything to the contrary contained herein, this Paragraph shall not prohibit or otherwise restrict the disclosure of the terms of this Settlement Agreement in connection with any action or claim relating to its enforcement. Specifically, should Solésence exercise its right to a confession of judgment under Section 2 above, the Parties agree that Solésence may file the Settlement Agreement (with Section 3.4 redacted) in conjunction with the confession of judgment.

6.3       Redaction. It is further agreed and understood that any Party asserting a claim or defense arising out of this Settlement Agreement may file this Settlement Agreement with a court of appropriate jurisdiction.

7.	Non-Disparagement

The Parties agree not to make any statements, written or verbal, or cause, authorize, or encourage others to make any statements, written or oral, that defame, disparage, or in any way criticize the reputation, practice, or conduct of any other Party or persons identified as their shareholders, members, employees, or agents. In the event of a breach of this Paragraph, the Parties retain the right to pursue all remedies at law or in equity. For purposes of this Section 7, a disparaging statement is any communication which, if publicized to a third party, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates. The Parties agree that no statements made in connection with a) a Party asserting a claim or defense arising out of this Settlement Agreement, b) any governmental or regulatory inquiries, or c) communications under oath or penalty of perjury, shall constitute a violation of the Party’s obligations under this Section 7.

8.	Costs and Fees

The Parties shall bear their own costs and attorneys’ fees arising out of or relating to the Dispute and the negotiation and drafting of this Settlement Agreement. In any action to enforce the terms of this Settlement Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing Party. Further, Solésence shall be entitled to all fees incurred in relation to its exercise and enforcement of the confession of judgment set forth in Section 2 above provided that Solarium is in breach of Section 1.1.

9.	Binding and Irrevocable Nature of Settlement Agreement

The terms of this Settlement Agreement will inure to the benefit of, and be irrevocable and binding upon, the Parties and all their legal representatives, successors, assigns, attorneys, shareholders, members, officers, directors, employees, agents, divisions, parent companies, subsidiaries, and affiliated corporations.

10.	No Admission of Liability

This Settlement Agreement shall not be construed as an admission of liability or wrongdoing by either Party.

11.	Entire Agreement

This Settlement Agreement contains all agreements, covenants, representations, and warranties, express or implied, oral or written, of the Parties concerning the subject matters hereof and supersedes all prior agreements, understandings, negotiations, and discussions, oral or written. There are no warranties, representations, agreements, arrangements, or understandings, oral or written, relating to the subject matters hereof that are not fully expressed or provided for herein. The Parties will not be bound by or liable for any alleged warranty, representation, agreement, arrangement, or understanding if not so set forth. This is an integrated agreement. None of the Parties have relied on any statements or representations made by anyone that are not set forth in this Settlement Agreement. No modification of this Settlement Agreement will be binding unless made in writing and signed by each Party.

12.	Modification

This Settlement Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by each Party. No failure to exercise and no delay in exercising any right, remedy, or power under this Settlement Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.

13.	Severability and Interpretation

Should any provision of this Settlement Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Settlement Agreement. The headings within this Settlement Agreement are purely for convenience and are not to be used as an aid in interpretation. This Settlement Agreement will be deemed to have been mutually prepared by the Parties and shall not be construed against either as the author or drafter.

14.	Miscellaneous

This Settlement Agreement consists of eight pages, including the signature pages, and may be executed in multiple counterparts, all of which, taken together, will constitute a single agreement, and each of which will be deemed an original. The Settlement Agreement may be executed by digital signature and delivered via electronic mail.

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EACH SIGNATORY TO THIS SETTLEMENT AGREEMENT HAS ENTERED INTO IT FREELY AND WITHOUT DURESS AFTER HAVING THE OPPORTUNITY TO CONSULT WITH ATTORNEYS OF THEIR CHOICE. EACH SIGNATORY AGREES THAT THEY HAVE READ AND UNDERSTAND THIS SETTLEMENT AGREEMENT, AND THAT THEY HAVE AUTHORITY TO EXECUTE THIS SETTLEMENT AGREEMENT TO BE FULLY BINDING ON THE PARTY INDICATED.

The Parties have signed this Settlement Agreement by affixing their signatures and the date of execution where indicated below.

Solésence, Inc.

Signature:	/s/ Kevin Cureton
Printed Name:	Kevin Cureton
Title:	President & Chief Executive Officer
Date:	October 31, 2025

Solésence, LLC.

Signature:	/s/ Kevin Cureton
Printed Name:	Kevin Cureton
Title:	President & Chief Executive Officer
Date	October 31, 2025

Solarium Brands, LLC

Signature:	/s/ Ari Bloom
Printed Name:	Ari Bloom
Title:	Chairman
Date:	October 31, 2025

A-Frame Brands, LLC

Signature:	/s/ Ari Bloom
Printed Name:	Ari Bloom
Title:	Chairman
Date:	October 31, 2025